Exhibit 99.1
PRESS RELEASE CONTACT:
MICHAEL SENKEN
PHONE: (770) 651-9100

MiMedx Announces 2015 Record Results

Company Records Revenue of $187.3 Million,
Net Income of $29.4 million and EPS of $0.28 (Basic) and $0.26 (Diluted)

Marietta, Georgia, February 23, 2016, (PR Newswire) -- MiMedx Group, Inc. (NASDAQ: MDXG), the leading regenerative medicine company utilizing human amniotic membrane and other birth tissues, human skin and bone, and patent-protected processes and proprietary platforms to develop and market advanced products and therapies, announced today its record results for the full year and fourth quarter ended December 31, 2015.

Full Year 2015 Highlights are:

•	4th consecutive year of meeting or exceeding revenue guidance

•	Revenue of $187.3 million increased by 58% over 2014

•	Revenue nears upper end of MiMedx guidance range

•	Gross margin of 89% remains unchanged from its record level in 2014

•	Wound Care sales grew by more than 50% in 2015

•	Surgical, Sports Medicine & Orthopedics revenue grew more than 85% in 2015

•	Adjusted EBITDA* of $44 million represents a 113% improvement over 2014

•	Net income of $29.4 million represents a 373% improvement over 2014

Fourth Quarter 2015 Highlights are:

•	17th consecutive quarter of meeting or exceeding revenue guidance

•	Revenue of $51.8 million increased by 31% over Q4 2014

•	Revenue in upper range of MiMedx Q4 guidance

•	Gross margin of 90%

•	16th consecutive quarter of positive Adjusted EBITDA*

•	Adjusted EBITDA* of $12.9 million represents a 51% improvement over Q4 2014

•	Net income of $13.4 million represents a 249% improvement over Q4 2014

Results for Full Year and Fourth Quarter Ended December 31, 2015
For the year ended December 31, 2015, the Company recorded record revenue of $187.3 million, a $69.1 million or 58% increase over 2014 revenue of $118.2 million. The Company’s gross margin for the year ended December 31, 2015, was 89%, which was equal to the gross margin in the same period of 2014 in spite of market price decreases. Adjusted EBITDA* for the year ended December 31, 2015, was $44 million, a $23.3 million or 113% improvement, as compared to Adjusted EBITDA* of $20.7 million for the year ended December 31, 2014. Net Income for the year ended December 31, 2015, was $29.4 million, or $0.26 per diluted common share, a $23.2 million or 373% improvement, as compared to Net Income of $6.2 million, or $0.05 per diluted common share, in the same period of 2014.

The Company recorded record revenue for the fourth quarter of 2015 of $51.8 million, a $12.3 million or 31% increase over 2014 fourth quarter revenue of $39.6 million. The Company’s gross margin for the quarter ended December 31, 2015, was 90%, equal to the gross margin in the fourth quarter of 2014. Adjusted EBITDA* for the quarter ended December 31, 2015, was $12.9 million, a $4.4 million or 51% improvement, as compared to Adjusted EBITDA* of

$8.5 million for the fourth quarter of 2014. Net Income for the fourth quarter of 2015, which included an income tax benefit of $5.7 million due to the release of our net operating loss valuation allowance, was $13.4 million, or $0.12 per diluted common share, a $9.5 million or 249% improvement, as compared to Net Income of $3.8 million, or $0.03 per diluted common share, in the fourth quarter of 2014.

Management Commentary on Results
Parker H. “Pete” Petit, Chairman and CEO, said, “We are pleased with our 2015 results which were accomplished in spite of a year of price decreases caused by the Centers for Medicare and Medicaid Services (“CMS”) pass through expiration on our EpiFix® allografts. The fourth quarter marked our 17th straight quarter of meeting or exceeding our revenue guidance. Our 2015 Wound Care revenue grew by more than 50% and Surgical, Sports Medicine and Orthopedics (“SSO”) revenue increased by more than 85%. A strategic imperative for the Company was to propel our growth rate in SSO sales, and we clearly executed on that strategy.”

“Our profit performance during 2015 was equally as impressive,” added Petit. “The fourth quarter was our 16th consecutive quarter of recording positive Adjusted EBITDA*. Our Net Income for the fourth quarter of $13.4 million was a 249% improvement over the fourth quarter of 2014, and the full year Net Income increased by 373% to a record $29.4 million. 2015 was definitely a year of considerable top line and bottom line growth, and one that any CEO would be pleased to report.”

Bill Taylor, President and COO, stated, “During the year, we accelerated our investments in clinical trials. At the end of the year, we had 21 clinical studies ongoing with 73 clinical sites under management. As of now, our Compendium of peer-reviewed published studies includes 28 Randomized Control Trials (RCTs), scientific studies and significant case studies. The investment in this strategy has contributed immensely to our successes in reimbursement and regulatory approvals.”

Petit commented, “During 2015, we continued to gain reimbursement coverage from additional commercial health plans and state Medicaid programs. By year end 2015, we had 168 commercial health plans representing more than 170 million covered lives providing insurance coverage. Within the 168 commercial health plans, Blue Cross/Blue Shield plans encompassing 45 states plus the District of Columbia also provide insurance coverage for their members. In addition to the commercial health plans, 36 million Medicare and 49.1 million Medicaid beneficiaries have insurance coverage for our allografts. Unmatched in our industry, our Compendium of peer-reviewed, published clinical studies plays a crucial part in gaining reimbursement coverage from commercial health plans and state Medicaid programs.”

Over the past 12 months, MiMedx has been investigating certain acquisition candidates that could immediately enhance the Company’s presence in select surgical markets. “We have known for years that the growth opportunities in the SSO area would require a more diverse sales organization and sales channels consisting of direct sales employees as well as sales agents and distributors. Early in 2016, we completed the acquisition of Stability Biologics. The acquisition of Stability Biologics is a perfect complement to our surgical market sector strategy as it has brought us an experienced sales distribution organization consisting of about 100 independent sales representatives that are already focused in specific surgical areas. Stability Biologics has recently begun to develop revenue associated with their new products as a manufacturer. Stability Biologics brings us the ideal combination of HCT/P products, intellectual property, sales and distribution and employee talents in a strategic market sector with great growth potential. The acquisition enables us to immediately bring our surgically related products to the market through the Stability Biologics sales representatives and distributors, and likewise, our direct sales force will be able to market the Stability Biologics portfolio of products,” said Petit.

“We have again accelerated the pace of expansion of our sales force. This phase of sales force expansion began in the fourth quarter and is expected to continue throughout the first quarter of 2016. We anticipate that an additional 30 to 40 highly experienced sales professionals will be added during this expansion phase that will affect all of our sales verticals, including SSO and Wound Care, as well as our National Accounts function. Our direct sales force has now grown to more than 240 sales professionals focusing on all of the Company’s sales verticals,” added Taylor.

Liquidity and Cash Flow
Cash on hand as of December 31, 2015, was $28.5 million, as compared to $46.6 million as of December 31, 2014. Net working capital as of December 31, 2015 increased $2.2 million to $69.5 million, as compared to $67.3 million as of December 31, 2014. The Company recorded positive net cash flow from operating activities of $18.8 million for the year ended December 31, 2015 due primarily to increased Adjusted EBITDA*.
The Company continued to pursue its share repurchase strategy during the quarter with $19.1 million in repurchased shares, bringing the total amount since the inception of the program in late 2015 through December 31, 2015 to $46.3 million in repurchased shares.

GAAP Earnings
The Company recorded Net Income of $29.4 million for the year ended December 31, 2015, or $0.26 per diluted common share, as compared to a Net Income of $6.2 million, or $0.05 per diluted common share, for the year ended December 31, 2014. The Company recorded Net Income of $13.4 million for the quarter ended December 31, 2015, or $0.12 per diluted common share, as compared to a Net Income of $3.8 million, or $.03 per diluted common share, for the quarter ended December 31, 2014.
Full year 2015 Research & Development (“R&D”) expenses were $8.4 million or 4.5% of Net Sales, an increase of $1.4 million over full year 2014 R&D expenses of $7.0 million. Fourth quarter 2015 R&D expenses were $2.3 million or 4.4% of Net Sales, an increase of $500,000 over fourth quarter 2014 R&D expenses of $1.8 million.
Selling, general and administrative (“SG&A”) expenses for full year 2015 were $133.4 million, a $42.9 million increase over full year 2014 SG&A expenses of $90.5 million. SG&A expenses for the fourth quarter of 2015 were $36.5 million, a $7.3 million increase over fourth quarter of 2014 SG&A expenses of $29.2 million. Increases in SG&A were due to the continuation of the buildup of the Company’s National Accounts function, direct sales force in Wound Care and SSO sales channels, as well as patent litigation costs.

Revenue Breakdown
The Company distinguishes revenue in two categories: (1) Wound Care and (2) SSO, which includes Original Equipment Manufacturer (“OEM”) applications. For fourth quarter of 2015, Wound Care revenue was $39.9 million, representing 75.3% of total revenue, and SSO (including OEM) revenue was $11.9 million, representing 24.7% of total revenue.

Outlook for First Quarter and Full Year 2016
MiMedx reiterates its first quarter and full year 2016 revenue guidance that was communicated in the Company’s press release of January 10, 2016. That guidance was inclusive of the Company’s recent acquisition of Stability Biologics and it included:

•	Full Year 2016 revenue guidance in the range of $260 to $270 million

•	Full Year 2016 Adjusted EPS* for 2016 forecasted to be in the range of $0.33 to $0.37

•	First quarter of 2016 revenue estimated to be in the range of $55.5 to $58 million

Earnings Call
MiMedx management will host a live broadcast of its fourth quarter and full year 2015 results conference call on Tuesday, February 23, 2016, beginning at 10:30 a.m. eastern time. A listen-only simulcast of the MiMedx Group conference call will be available on-line at the Company’s website at www.mimedx.com. A 30-day on-line replay will be available approximately one hour following the conclusion of the live broadcast. The replay can also be found on the Company’s website at www.mimedx.com.

Use of Non-GAAP Financial Measures

Management has disclosed adjusted financial measurements in this press announcement that present financial information that is not in accordance with generally accepted accounting principles (“GAAP”). These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company's on-going financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against other medical technology companies. Adjusted EBITDA* is earnings before financing expense, interest, taxes, depreciation, amortization, and share-based compensation. For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, see the accompanying table to this release. Adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

About MiMedx

MiMedx® is an integrated developer, processor and marketer of patent protected and proprietary regenerative biomaterial products and bioimplants processed from human amniotic membrane and other birth tissues and human skin and bone. “Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself. Our biomaterial platform technologies are AmnioFix®, EpiFix®, OrthoFlo, Physio™, AlloBurn™, and CollaFix™. AmnioFix and EpiFix are our tissue technologies processed from human amniotic membrane derived from donated placentas. Elected in advance of delivery through our donor program, a mother delivering a healthy baby via scheduled full-term Caesarean section birth may donate the placenta in lieu of having it discarded as medical waste. We process the human amniotic membrane utilizing our proprietary PURION® Process, to produce a safe and effective implant. MiMedx is the leading supplier of amniotic tissue, having supplied over 500,000 allografts to date for application in the Wound Care, Burn, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare. We recently introduced OrthoFlo, an amniotic fluid derived allograft for homologous use. Amniotic fluid is donated by a consenting mother delivering a full-term healthy baby by scheduled Caesarean section. Through the recent acquisition of Stability Biologics, our newest proprietary platforms include Physio™, a unique bone grafting material comprised of 100% bone tissue with no added carrier, thus maximizing bone forming potential, a demineralized bone matrix (DBM) to complement our product portfolio offerings within the Orthopedic market and AlloBurn, a skin product for burns. CollaFix, our next technology platform we plan to commercialize, is our collagen fiber technology, developed with our patented cross-linking polymers, designed to mimic the natural composition, structure and mechanical properties of musculoskeletal tissues in order to augment their repair. CollaFix is the only biological, biodegradable, biomimetic technology that matches human tendon in strength and stiffness. The Company’s wholly-owned subsidiary, Stability Biologics, LLC, is accredited by the American Association of Tissue Banks (AATB) and registered with the FDA. The Company distinguishes its revenue in two primary regenerative medicine specialties of “Wound Care” and “SSO.” The Company defines SSO as surgical, sports medicine and orthopedics with spinal procedures included in orthopedics and abdominal, and lower pelvic procedures included in surgical.

Safe Harbor Statement
This press release includes statements that look forward in time or that express management's beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the Company’s financial expectations for first quarter 2016 and full year 2016, that the Company’s investment in clinical trials contributes immensely to its successes in reimbursement and regulatory approvals, that Stability Biologics is the perfect complement to the MiMedx surgical market sector strategy and can enhance the Company’s presence in select surgical markets, the growth potential of Stability Biologics, and expectations for the expansion of the sales force. These statements are based on current information and belief, and are not guarantees of future performance. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that the Company’s revenue may not grow as expected or may decline; even if revenue is achieved, the Company may not be able to achieve its earnings projections; the Company may not continue to gain reimbursement coverage from additional payers; Stability Biologics’ products are not complementary or do not have the expected impact on MiMedx sales in certain markets or in any market; the growth of Stability Biologics is not as anticipated or the business does not otherwise perform as anticipated; expansion of the sales force may not lead to increased sales and/or market share , and the risk factors detailed from time to time in the Company's periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2014 and its most recent Form 10Q filing. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company's disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

Investor Contact:
COCKRELL GROUP
Rich Cockrell
877-889-1972
investorrelations@thecockrellgroup.com
cockrellgroup.com

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$28,486	$46,582
Short term investments	3,000	5,750
Accounts receivable, net	53,755	26,672
Inventory, net	7,460	5,133
Prepaid expenses and other current assets	3,609	1,540
Total current assets	96,310	85,677
Investments	—	3,250
Property and equipment, net of accumulated depreciation	9,475	5,447
Goodwill	4,040	4,040
Intangible assets, net of accumulated amortization	10,763	10,845
Deferred tax asset, net	14,838	—
Deferred financing costs and other assets	487	—
Total assets	$135,913	$109,259
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,633	$3,661
Accrued compensation	15,034	11,523
Accrued expenses	4,644	2,504
Other current liabilities	466	716
Total current liabilities	26,777	18,404

Other liabilities	1,148	1,526
Total liabilities	27,925	19,930
Commitments and contingencies
Stockholders' equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized and 0 shares issued and outstanding	—	—
Common stock; $0.001 par value; 150,000,000 shares authorized; 109,467,416 issued and 107,361,471 outstanding at December 31, 2015 and 108,776,247 issued and 107,789,611 outstanding at December 31, 2014	109	108
Additional paid-in capital	163,133	162,433
Treasury stock at cost: 2,105,945 shares at December 31, 2015 and 986,636 shares at December 31, 2014	(17,125)	(5,637)
Accumulated deficit	(38,129)	(67,575)
Total stockholders' equity	107,988	89,329
Total liabilities and stockholders' equity	$135,913	$109,259

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Years Ended December 31,
	2015	2014	2013

Net sales	$187,296	$118,223	$59,181
Cost of sales	20,202	12,665	9,328
Gross margin	167,094	105,558	49,853

Operating expenses:
Research and development expenses	8,413	7,050	4,843
Selling, general and administrative expenses	133,384	90,480	46,227
Impairment of intangible assets	—	—	368
Amortization of intangible assets	933	928	1,054

Operating income (loss)	24,364	7,100	(2,639)

Other income (expense), net
Amortization of debt discount	—	—	(1,328)
Interest expense, net	(86)	(48)	(45)

Income (loss) before income tax provision	24,278	7,052	(4,012)
Income tax provision	5,168	(832)	(100)

Net income (loss)	$29,446	$6,220	$(4,112)

Net income (loss) per common share - basic	$0.28	$0.06	$(0.04)

Net income (loss) per common share - diluted	$0.26	$0.05	$(0.04)

Weighted average shares outstanding - basic	105,929,205	105,793,008	96,285,504

Weighted average shares outstanding - diluted	113,628,482	113,295,504	96,285,504

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income (loss)	$29,446	$6,220	$(4,112)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	1,799	1,197	637
Loss on fixed asset disposal	—	—	37
Amortization of intangible assets	933	928	1,054
Impairment of intangible assets	—	—	368
Amortization of debt discount and deferred financing costs	42	—	1,328
Share-based compensation	16,896	11,453	6,010
Change in deferred income taxes	(7,081)	—	—
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(27,083)	(10,579)	(8,439)
Inventory	(2,327)	(1,252)	(858)
Prepaid expenses and other assets	(2,094)	(203)	(637)
Accounts payable	3,136	1,287	1,209
Accrued compensation	3,511	5,935	2,836
Accrued expenses	2,140	1,098	353
Accrued interest	—	—	(42)
Other liabilities	(511)	718	(28)
Net cash flows from operating activities	18,807	16,802	(284)
Cash flows from investing activities:
Purchases of equipment	(5,827)	(2,558)	(2,337)
Maturity (purchases) of fixed maturity securities	6,000	(9,000)	—
Patent application costs	(851)	(594)	(689)
Net cash flows from investing activities	(678)	(12,152)	(3,026)

Cash flows from financing activities:
Proceeds from exercise of stock options	4,629	2,470	1,981
Proceeds from exercise of warrants	46	1,113	2,108
Proceeds from public offering, net of expenses	—	—	36,602
Deferred financing costs	(504)	—	—
Stock repurchase	(40,279)	(5,612)	—
Principal payments of equipment leases	(117)	(117)	(57)
Net cash flows from financing activities	(36,225)	(2,146)	40,634

Net change in cash	(18,096)	2,504	37,324
Cash and cash equivalents, beginning of period	46,582	44,078	6,754
Cash and cash equivalents, end of period	$28,486	$46,582	$44,078

MiMedx Group, Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliation

As used herein, “GAAP”, refers to generally accepted accounting principles in the United States.  We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered “Non-GAAP financial measures” under Regulation G.  We have provided below for your reference, supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Reconciliation of Net Income (Loss) to “Adjusted EBITDA” defined as Earnings before Financing expense, Interest, Taxes, Depreciation, Amortization, and Share - Based Compensation (in thousands):

	Years Ended December 31 (in thousands)
	2015	2014	2013
Net Income (Loss) (Per GAAP)	$29,446	$6,220	$(4,112)
Add back (deduct):
Income Taxes	(5,168)	832	100
Financing expense associated with beneficial conversion of Senior Secured Promissory Notes	—	—	1,328
Other interest expense, net	86	48	45
Depreciation Expense	1,799	1,197	637
Loss on fixed asset disposal	—	—	37
Amortization Expense	933	928	1,054
Share Based Compensation	16,896	11,453	6,010
Impairment of Intangible Assets	—	—	368
Income Before Interest, Taxes, Depreciation, Amortization and Share-Based Compensation (Adjusted EBITDA)	$43,992	$20,678	$5,467